Exhibit 99.4

Item 1A.	Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all information contained in this report before you decide to purchase our common stock. If any of the possible adverse events described below actually occurs, we may be unable to conduct our business as currently planned and our financial condition and operating results could be harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of the events described below, and you may lose all or part of your investment.

We have had a brief operating history that may make it difficult for you to evaluate the potential success of our business and we have a history of incurring losses.

We were founded in January 2001 under our former name Novacea, Inc., and in January 2009 underwent a merger with Transcept Pharmaceuticals, Inc., a privately held company, or TPI, founded in 2002 whose business is currently conducted by us. Our operations to date have been limited to organizing and staffing, acquiring, developing and securing technology and undertaking preclinical studies and clinical trials. We have not yet demonstrated the ability to obtain regulatory approval and manufacture marketed products to the U.S. Food and Drug Administration, or FDA. We have also not demonstrated the ability to meet and adhere to other regulatory standards applicable to an FDA approved product, to conduct sales and marketing activities or to support commercialization efforts of a collaboration partner, such as our collaboration partner in the United States, Purdue Pharmaceutical Products L.P., or Purdue. Consequently, any predictions you make about our future success or viability may not be as accurate as they would be if we had a longer operating history.

Furthermore, our business is not profitable and has incurred losses in each year since the inception of TPI in 2002. Our net loss for the years ended December 31, 2009, 2008 and 2007 was $21.8 million, $20.0 million and $20.4 million, respectively. Our net loss for the six months ended June 30, 2010 was $3.9 million. As of June 30, 2010, we had an accumulated deficit of $90.8 million. We expect to continue to incur losses for the foreseeable future unless Intermezzo® is approved by the FDA and we receive milestone and royalty revenue from our collaboration with Purdue that exceed our expenses. For the foreseeable future, we expect our accumulated deficit to increase as we continue our research, development, regulatory and pre-approval and pre-commercialization efforts with respect to Intermezzo® both in support of our collaboration partner in the United States and potential collaboration partners worldwide, and with respect to other product candidates, such as TO-2061. If Intermezzo® or our other product candidates do not gain regulatory approval, are not commercialized or do not achieve market acceptance, we may not be able to generate any revenue. We cannot assure you that we will ever be profitable even if Intermezzo® or any other product candidate is commercialized or that we can sustain profitability, even if achieved. If we fail to achieve and maintain profitability, or if we are unable to fund our continuing losses, investors could lose all or part of their investment.

Our success depends substantially on our ability to obtain regulatory approval in the United States for our lead product candidate, Intermezzo®.

Our success depends substantially on obtaining regulatory approval for our most advanced product candidate, Intermezzo®, for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep, or middle of the night awakening. Regulatory approval to market pharmaceutical products in the United States requires the completion of extensive non-clinical and clinical evaluations of a product candidate, referred to as clinical trials, to demonstrate substantial evidence of both safety and efficacy of the candidate, as well as development of manufacturing processes that demonstrate the ability to reliably and consistently produce the candidate under current Good Manufacturing Practice, or cGMP, regulations. Each of these elements requires pharmaceutical development companies to exercise certain judgments concerning applicable regulatory requirements and to predict what the regulatory authority will ultimately deem acceptable. There can be no assurance that the results of the clinical trials or manufacturing processes for Intermezzo® will satisfy the regulatory requirements for approval. A failure to meet these requirements would significantly delay or prevent FDA approval of Intermezzo® and seriously harm our ability to generate revenue.

Our success in obtaining regulatory approval in the United States for Intermezzo® depends substantially on overcoming issues presented by the FDA in response to our New Drug Application.

In September 2008, we submitted a New Drug Application, or NDA, to the FDA for Intermezzo®. On October 28, 2009, we received a Complete Response Letter from the FDA formally responding to our Intermezzo® NDA. The Complete Response Letter indicated that the FDA did not believe we adequately demonstrated that Intermezzo® could be reliably used safely. The NDA was therefore not approved.

In the Complete Response Letter, the FDA noted that we are seeking to gain approval of Intermezzo® in a unique insomnia indication for which safety has not previously been established, specifically, the as needed treatment for difficulty returning to sleep after a middle of the night awakening. The FDA’s Complete Response Letter noted that data presented in the Intermezzo® NDA indicated no significant residual effects four hours after dosing, as measured by both the Digit Symbol Substitution Test, a commonly used test to measure the impairment of patients taking sedative hypnotics, and next day patient questionnaires. However, the FDA requested additional data demonstrating that Intermezzo®, when taken as directed in the middle of the night, would not present an unacceptable risk of residual effects, with particular reference to a patient’s ability to drive the next morning.

The FDA also expressed two concerns in the Complete Response Letter regarding the possibility of patient dosing errors in the middle of the night that could lead to next day residual effects, with particular reference to next day driving ability. Specifically, the FDA asked us to address methods to avoid inadvertent dosing with less than four hours of bedtime remaining, and inadvertent re-dosing of Intermezzo® in a single night.

We are conducting a highway driving study to measure the potential for next day driving impairment after dosing Intermezzo® in the middle of the night, four and three hours before driving the next day. We believe the general risks of study design and execution are heightened by the fact that, to our knowledge, this is the first study of residual effects on driving ability to be conducted in support of FDA approval of a new sleep agent. Therefore, commonly accepted protocols, study endpoints and statistical evaluation methodologies have not been established. Further, as a study designed to assess a drug candidate’s safety profile, the driving study does not have a pre-specified endpoint that can be used to judge success or failure. We expect that the FDA will analyze the data generated by the study in different ways to understand the safety profile of Intermezzo® before making a decision as to whether to grant marketing approval. Thus, we cannot assure you that our planned study will generate results that will be readily translated into success or failure or be sufficient to demonstrate the safety of Intermezzo®. Additional studies in support of the NDA, if later determined to be required, may also or alternatively include studies to assess other measurements of drug safety.

We also need to determine how best to demonstrate to the FDA that Intermezzo® would be used in a manner consistent with the proposed label. We have discussed with the FDA our proposed plan to minimize inadvertent dosing errors through our change in packaging from a multi-dose unit package to a bedside, single unit-dose package with revised instructions designed to reduce such dosing errors. We have also discussed with the FDA how to assess the adequacy of the proposed new packaging to address FDA concerns regarding the potential for inadvertent dosing errors. The FDA expressed continuing concern about the risk of inadvertently dosing with less than four hours of time remaining in bed. If an evaluation of a new product presentation is required in support of FDA approval of Intermezzo®, there also can be no assurance that we will be able to effectively design or carry out such an evaluation in a cost-effective manner, or at all, or that the FDA will find any data arising from such an evaluation to be supportive of our efforts to gain approval for Intermezzo®. Accordingly, if the FDA believes that our new single unit-dose package with revised patient instructions does not adequately reduce inadvertent dosing errors, our planned resubmission of the Intermezzo® NDA could be denied and our business would be materially harmed.

The FDA also discussed with us whether a pre-approval patient use study might help to assess patient ability to properly follow instructions under actual conditions of use. We have no current plans to conduct a patient use study because of the challenges and limitations of such a study and have submitted to the FDA our position in this regard. Problems with pre-approval use studies include the inability to replicate actual in-use conditions and study subjects’ altering their behavior because they are under observation. The risks associated with designing and conducting such an evaluation are heightened by the fact that recognized standards for such evaluations have not been established. The FDA indicated that it would consider our position on the challenges and limitations of a pre-approval use study as part of the overall resubmission of the Intermezzo® NDA. The FDA may not agree with our proposal and may require us to conduct such a use study. If we are required to conduct a pre-approval patient use study, notification of such requirement may not be delivered to us until after review of our resubmitted NDA for Intermezzo®. If the FDA does not agree with our proposal to not conduct a use study, approval of a resubmitted Intermezzo® NDA could be denied and our business would be materially harmed.

Our proposed driving study has been designed, in part, to characterize the effect on driving of dosing Intermezzo® in the middle of the night with at least three and four hours before driving. The label we proposed to the FDA requires patients dose with at least four hours remaining in bed. We believe the FDA will consider the adequacy of our new proposed packaging to minimize dosing errors in the context of the data from our proposed highway driving study that may reflect the presence or absence of impairment of driving ability from residual effects of Intermezzo®. However, even if our study shows the absence of residual effect on driving ability when Intermezzo® is dosed in the middle of the night three hours before driving the next day, the FDA may still request that we demonstrate the extent to which patients inadvertently use Intermezzo® in the middle of the night in a manner inconsistent with the proposed label.

If our proposed new packaging is not acceptable to the FDA, we may need to develop a new presentation of the proposed product that may include new dosing instructions, packaging and/or dispensing methods for Intermezzo® designed to maximize the likelihood that Intermezzo® would be taken as directed. Any such new presentation could make Intermezzo® a less attractive commercial product and more costly to produce. There can be no assurance that we will be able to identify a new product presentation that will address the FDA’s concerns regarding inadvertent mis-dosing of Intermezzo® by patients to a degree sufficient to warrant FDA approval of Intermezzo®. We cannot assure you that any such new presentation, if identified or developed, will be cost-effective or easy to manufacture, and if the Intermezzo® NDA is approved after meeting FDA requirements, that such new presentation will not make Intermezzo® a less commercially attractive product.

Additionally, despite the FDA’s statement in the Complete Response Letter finding that we presented substantial evidence of effectiveness of Intermezzo®, there can also be no assurance that the FDA will not come to a different interpretation of our previously submitted clinical trial data, including data from our two pivotal Phase 3 clinical trials that served as the basis for our Intermezzo® NDA, or otherwise alter its view and conclude that Intermezzo® is not sufficiently effective to warrant approval.

Because the FDA has not approved a pharmaceutical product specifically to treat middle of the night awakening, there can be no assurance that the FDA will approve this new indication within the insomnia category. While we expect to continue our efforts to obtain and to follow FDA guidance in order to obtain approval of Intermezzo®, the FDA may not agree that any new data or trial results we submit will be sufficient to support Intermezzo® approval or may reconsider its guidance, require more clinical trials or otherwise require additional data or studies to justify a new middle of the night awakening indication in the insomnia market.

In addition, we have limited experience in preparing, submitting and prosecuting regulatory filings, including NDAs and other applications necessary to gain regulatory approvals. Unless we receive regulatory approval from the FDA, Intermezzo® cannot be commercialized in the United States. Significant delay or the inability to commercialize Intermezzo® in the United States would significantly harm our business and financial prospects.

Our clinical trials may fail to demonstrate adequately the safety and efficacy of our product candidates, which could prevent or delay regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that the product candidate is both safe and effective for use in each target indication. Our trial results may be negatively affected by factors that had not been fully anticipated prior to commencement of the trial. Such trials may fail to demonstrate efficacy in the treatment of the intended disorder or may fail to demonstrate that a product candidate is safe when used as directed or even when misused. The results obtained in completed clinical trials and non-clinical studies may not be predictive of results from ongoing or future trials. For example, we previously conducted a Phase 1 pharmacokinetic and pharmacodynamic study of Intermezzo® that demonstrated rapid bioavailability and also indicated that sedation levels returned to baseline within about three hours by most measures, suggesting that patients may be able to awaken without residual sedative effects four hours after taking a middle of the night dose of Intermezzo®. These study results should not in any way be construed as predictive of the outcome of any future studies, including, without limitation, a repeat of the same or similar studies or the current study to assess the effect of Intermezzo® on study subjects’ ability to drive or to be predictive of the sufficiency of current or future data that may be generated to support FDA approval of Intermezzo® for its intended indication. Actual results of any future studies may differ materially from past studies due to various risks and uncertainties, including, but not limited to,

•	identical study designs evaluating identical endpoints may produce different study results;

•	different study designs intended to measure the same or similar endpoints may produce different results;

•	different studies in different or progressively larger patient populations could reveal more frequent, more severe or additional side effects that were not seen in earlier studies; and

•	the unpredictable nature of clinical trials generally.

Although we seek to design our clinical trial protocols to address known factors that may negatively affect results, there can be no assurance that protocol designs will be adequate or that factors that we may or may not be aware of or anticipate will not have a negative effect on the results of our clinical trials. Once a study has commenced, we may voluntarily suspend or terminate the study if at any time we believe that there is an unacceptable safety risk to patients.

Further, side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities stopping further development of or denying approval of our product candidates. Based on results at any stage of clinical trials, we may decide to repeat or redesign a trial, modify our regulatory strategy or even discontinue development of one or more of our product candidates.

If our product candidates are not shown to be both safe and effective in clinical trials, the resulting delays in developing other compounds and conducting associated non-clinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on our business, financial condition and results of operations.

Delays in the commencement or completion of clinical testing could result in increased costs to us and delay our ability to generate revenue.

We do not know whether future clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be disrupted for a variety of reasons, including difficulties in:

•	addressing issues raised by the FDA or other regulatory authorities regarding safety, design, scope and objectives of clinical studies;

•	recruiting and enrolling patients to participate in a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective clinical research organizations and trial sites;

•	manufacturing sufficient quantities of a product candidate; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.

A clinical trial may also be suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or in accordance with our clinical protocols;

•	inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	unforeseen safety issues; and

•	inadequate patient enrollment or lack of adequate funding to continue the clinical trial.

The general risks of study design and execution applicable to our highway driving study are heightened by the fact that, to our knowledge, this is the first study of residual effects on driving ability to be conducted in support of FDA approval, and that standards for evaluating such a study and data generated from such a study have not been established.

In addition, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes, which could impact the cost, timing or successful completion of a clinical trial. If we experience delays in the commencement or completion of our clinical trials, the commercial prospects for our product candidates and our ability to generate product revenue will be harmed. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also lead to the denial of regulatory approval of a product candidate.

Our success depends on meeting the conditions for approval and market exclusivity under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act, or FFDCA.

We are seeking approval for Intermezzo® under Section 505(b)(2) of the FFDCA, enacted as part of the Drug Price Competition and Patent Restoration Act of 1984, otherwise known as the Hatch-Waxman Act, which permits applicants to rely in part on clinical and non-clinical data generated by third parties. We also plan to rely on the Hatch-Waxman Act to seek approval of TO-2061, which is in earlier stages of development, for the use of ultra low doses of ondansetron as adjunctive therapy in patients with OCD who have not adequately responded to treatment with an SSRI.

Specifically, with respect to Intermezzo®, we are relying in part on third party data on zolpidem, which is the active ingredient in Intermezzo® and the previously approved insomnia products Ambien® and Ambien CR®. There can be no assurance that the FDA will not require us to conduct additional non-clinical or clinical studies or otherwise obtain new supplementary data with respect to some or all of the data upon which we may rely prior to approving an Intermezzo® NDA.

Our NDA also relies on prior FDA findings of safety and effectiveness of previously-approved products, and we have made certifications in our NDA under Section 505(b)(2) requirements based on the listed patents in the FDA publication “Approved Drug Products with Therapeutics Equivalence Evaluations,” or the Orange Book, for certain of these referenced products. Currently, there are no unexpired patents for immediate release zolpidem products listed in the Orange Book. In the event that one or more patents is listed in the Orange Book for the referenced product after our submission of additional information in support of our NDA for Intermezzo®, we may also be required to evaluate the applicability of these patents to Intermezzo® and submit additional certifications. A paragraph III certification, stating that a listed patent has not expired, but will expire on a particular date, may delay the approval of Intermezzo® until the expiration of the patent. A paragraph IV certification, stating that a listed patent is invalid, unenforceable, or not infringed by Intermezzo® may require us to notify the patent owner and the holder of the NDA for the referenced product of the existence of the Intermezzo® NDA, and may result in patent litigation against us and the entry of a 30-month stay of FDA ability to issue final approval of the 505(b)(2) NDA for Intermezzo®.

Our success also relies, in part, on obtaining Hatch-Waxman marketing exclusivity in connection with any approval of our NDA for Intermezzo®. Such exclusivity protection would preclude the FDA from approving a marketing application for a duplicate of Intermezzo®, a product candidate that the FDA views as having the same conditions of approval as Intermezzo® (for example, the same indication, the same route of delivery and/or other conditions of use), or a 505(b)(2) NDA submitted to the FDA with Intermezzo® as the reference product, for a period of three years from the date of Intermezzo® approval, although the FDA may accept and commence review of such applications. This form of exclusivity may not prevent FDA approval of an NDA that relies only on its own data to support the change or innovation. Similarly, if, prior to approval of the Intermezzo® NDA, another company obtains approval for a product candidate under, in the view of the FDA, the same conditions of approval that we are seeking for Intermezzo®, Intermezzo® could be blocked until the other company’s three-year Hatch-Waxman marketing exclusivity expires.

We are dependent upon the efforts of Purdue for commercializing Intermezzo® in the United States, and will be dependent on the efforts of other collaboration partners if we enter into additional strategic collaborations outside the United States.

The success of sales of Intermezzo® in the United States will be dependent on the ability of Purdue to successfully launch and commercialize Intermezzo®, if approved by the FDA, pursuant to the Collaboration Agreement we entered into in July 2009. The terms of the Collaboration Agreement provide that Purdue has the ability to terminate such arrangement for any reason at any time upon 180 days notice and within 10 business days after review of documentation we receive from the FDA in connection with any approval of Intermezzo® in the United States. Thus, for example, even if the measures taken to address FDA concerns on the safety of Intermezzo® are successful to obtain FDA approval, Purdue may determine that such measures, or the outcome of any clinical trials from such measures, have made Intermezzo® a less attractive commercial product for Purdue and terminate our collaboration. If the Collaboration Agreement is terminated, our business and our ability to generate revenue from sales of Intermezzo® will be substantially harmed and we will be required to develop our own sales and marketing organization or enter into another strategic collaboration in order to commercialize Intermezzo® in the United States. Such efforts may not be successful and, even if successful, would require substantial time and resources to carry out.

The manner in which Purdue launches Intermezzo®, including the timing of launch and potential pricing, will have a significant impact on the ultimate success of Intermezzo® in the United States, and the success of the overall commercial arrangement with Purdue. If launch of commercial sales of Intermezzo® in the United States by Purdue is delayed or prevented, our revenue will suffer and our stock price will decline. Further, if launch and resulting sales of Intermezzo® are not deemed successful, our stock price will decline. Also, if Intermezzo® does not receive FDA approval on or before July 31, 2011, Purdue is no longer obligated to meet certain minimum spending obligations related to its sales and marketing efforts in support of Intermezzo®, assuming it continues with our collaboration after any such approval. Any lesser effort by Purdue in its Intermezzo® sales and marketing efforts may result in lower revenue and thus lower royalties paid to us. The outcome of Purdue commercialization efforts could also have an effect on investors’ perception of potential sales of Intermezzo® outside of the United States, which could also cause a decline in our stock price and may make it more difficult to enter into strategic collaborations outside the United States.

The Collaboration Agreement provides for Purdue to be responsible for conducting any post-approval studies of Intermezzo®, both if such studies are required or requested in connection with FDA approval of Intermezzo®. The planning and execution of these studies will be primarily the responsibility of Purdue, and may not be carried out in accordance with our preferences, or could yield results that are detrimental to Purdue’s sales of Intermezzo® in the United States or detrimental to our efforts to develop or commercialize Intermezzo® outside the United States.

Our ability to receive any significant revenue from our product candidates covered by a strategic collaboration, such as the Collaboration Agreement with Purdue, will be dependent on the efforts of the collaboration partner and may result in lower levels of income than if we marketed or developed our product candidates entirely on our own. The collaboration partner may not fulfill its obligations or carry out marketing activities for our product candidates as diligently as we would like. We could also become involved in disputes with our partner, which could lead to delays in or termination of commercialization programs and time-consuming and expensive litigation or arbitration. If a collaboration partner terminates or breaches its agreement, or otherwise fails to complete its obligations in a timely manner, the chances of successfully developing or marketing our product candidates would be materially and adversely affected.

Our plan is to enter into additional strategic collaborations for the development and commercialization of Intermezzo® outside the United States. We may not be able to enter into additional collaborations on acceptable terms, if at all. Our establishment of Purdue as our commercial partner for Intermezzo® in the United States could also limit the potential collaboration options we have outside the United States or could render potential collaborators less inclined to enter into an agreement with us because of such relationship. Further, we have granted Purdue and an associated company an option to negotiate with us for a license to commercialize Intermezzo® in Mexico and Canada. While these options and subsequent negotiation periods continue, we are prevented from negotiating with and being able to enter into commercialization agreements with other potential strategic partners for development or commercialization of Intermezzo® in such countries.

If we choose to exercise our co-promotion option and are unable to establish a sales and marketing infrastructure in the United States, our potential revenue could be substantially harmed.

In order to commercialize Intermezzo® or any other product candidates successfully, we must enter into and maintain strategic collaborations to perform, and/or acquire or internally develop a sales, marketing and distribution infrastructure. We have entered into a strategic collaboration for commercialization of Intermezzo® in the United States with Purdue and may develop our own sales force and marketing infrastructure for Intermezzo® to co-promote Intermezzo® to psychiatrists in the United States. However, we have no experience in building a sales and marketing organization. If we exercise our co-promotion option and are unable to develop our own sales, marketing and distribution infrastructure to effectively commercialize Intermezzo®, our ability to generate additional revenue from potential sales of Intermezzo® to psychiatrists would be substantially harmed.

The development of sales, marketing and distribution infrastructure is difficult and time consuming, and requires substantial financial and other resources. Factors that may hinder our efforts to develop an internal sales, marketing and distribution infrastructure include:

•	inability to recruit, retain and effectively manage adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or convince adequate numbers of physicians to prescribe our products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen delays, costs and expenses associated with creating a sales and marketing organization.

We may require substantial additional funding and may need to curtail operations if we are unable to raise capital when needed.

We have no current source of product revenue. We have a limited operating history and have not yet commercialized any products. We had cash, cash equivalents and marketable securities of $78.9 million at June 30, 2010. We expect our negative cash flows from operations to continue for the foreseeable future as we determine and undertake activities to support the planned resubmission of the Intermezzo® NDA, pursue the regulatory approval and commercialization of Intermezzo® internationally and develop TO-2061 and other product candidates. We do not know how long it will take to obtain regulatory approval of Intermezzo®, or if such approval is obtainable. We also expect negative cash flows beyond any potential regulatory approval and product launch of Intermezzo®. As a result, we will need to generate significant revenue to pay these costs and achieve profitability. We do not know whether or when we will become profitable because of the significant uncertainties with respect to our ability to gain regulatory approval of Intermezzo® and generate revenue from the sale of our products and from our existing and potential future collaborations.

If the timing of potential product approval and launch is significantly delayed as a result of FDA or other regulatory approval delays, the Collaboration Agreement with Purdue is terminated or other factors arise, our cash, cash equivalents and marketable securities may prove insufficient to fund our operations through the commercial launch of Intermezzo®. In particular, Purdue may be obligated to pay us a milestone payment if it elects to continue with the Collaboration Agreement after an FDA approval of Intermezzo®. This potential payment would have been $30 million if Intermezzo® approval were received before July 31, 2010, but is now being reduced by $2.0 million for each 30-day period that our receipt of an NDA approval for Intermezzo® is delayed beyond June 30, 2010. Further, the development and potential regulatory approval of additional product candidates will likely require additional funding which may not be available at and as of the time needed on commercially reasonable terms, if at all.

We currently believe that our available cash, cash equivalents and marketable securities and interest income will be sufficient to fund our anticipated levels of operations for at least the next twelve months. However, our future capital requirements will depend on many factors, including:

•	the extent to which we develop internally, acquire or in-license new products, technologies or businesses;

•	the terms and timing of any licensing arrangements that we may establish for Intermezzo® outside the United States;

•	the costs and timing of regulatory approval in and outside the United States;

•	the receipt of milestone payments, if any, from Purdue under the Collaboration Agreement;

•

the costs of establishing or contracting for sales and marketing capabilities if Intermezzo® is approved in the United States and we exercise our option to co-promote Intermezzo®, and potential costs of being required to engage in contracting for replacements for such capabilities if our existing arrangement with Purdue is terminated;

•	the rate of progress and cost of our clinical trials, the need to conduct additional clinical trials and other development activities;

•	the effect of competing technological and market developments; and

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Accordingly, we may require additional funding to continue our operations. If we are unable to obtain adequate financing on a timely basis, we may be required to significantly curtail one or more of our development, licensing or acquisition programs.

Raising additional funds by issuing securities or through licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

Additional financing may not be available to us when we need it or may not be available on favorable terms. To the extent that we raise additional capital by issuing equity securities, our existing stockholders’ ownership will be diluted and the terms of any new equity securities may have preferences over our common stock. Any debt financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem our stock or make investments. In addition, if we raise additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to potential products or proprietary technologies, or grant licenses on terms that are not favorable to us.

Intermezzo® and our other product candidates may not achieve market acceptance even if we obtain regulatory approvals.

Even if we receive regulatory approvals for the commercial sale of Intermezzo® or our other product candidates, the commercial success of these product candidates will depend upon, among other things, acceptance by physicians and patients. Market acceptance of, and demand for, any product that we develop and that are commercialized by us or our collaboration partner will depend on many factors, including:

•	the ability to provide acceptable evidence of safety and efficacy of Intermezzo® or future products for their respective indications;

•	the ease of use of Intermezzo®;

•	the existence of generic or branded competition for Intermezzo®;

•	the ability to obtain adequate pricing and sufficient insurance coverage and reimbursement;

•	the availability, relative cost and relative efficacy and safety of alternative and competing treatments;

•	the effectiveness of our or a collaboration partner’s sales, marketing and distribution strategies; and

•	the ability to produce commercial quantities sufficient to meet demand.

If Intermezzo® or our other product candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business.

We will face substantial competition from companies with established products.

We plan to seek approval of Intermezzo® for use as needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep, an indication that we believe represents an opportunity in the broader insomnia therapeutic market. The insomnia market is large, deeply commercialized and characterized by intense competition among large, established pharmaceutical companies with well funded and staffed and experienced sales and marketing organizations and far greater name recognition than us or our collaboration partner.

If Intermezzo® receives marketing approval, it will compete in this large market against well-established branded products with significant advertising support, as well as with new market entrants and generic competitors selling zolpidem and other sleep aids at a fraction of the price at which we or our collaboration partner will most likely seek to sell Intermezzo®.

We believe that if Intermezzo® is approved on a timely basis, and with the label we have requested from the FDA, it will be the first sleep aid approved by the FDA specifically for use in the middle of the night when patients awaken and have difficulty returning to sleep. However, currently approved and marketed seven to eight hour therapeutics can also treat this condition when used to deliver a prophylactic dose of a sleep aid at the beginning of the night. The most directly competitive approved products in the United States are Ambien® and Ambien CR®, marketed by sanofi-aventis, and generic forms of zolpidem available from multiple manufacturers. Additionally, ZolpimistTM, an orally administered spray for which NovaDel Pharma, Inc. received marketing approval from the

FDA in December 2008, and EdluarTM, a sublingual tablet for which Orexo AB received marketing approval from the FDA in March 2009, employ the same 5mg and 10mg zolpidem doses as generic Ambien® and are designed to be used in the same manner at bedtime to produce seven to eight hours of sleep. Zolpidem, in both its branded and generic forms, is the most widely-prescribed drug in the United States for treatment of insomnia.

Additionally, Lunesta® (eszopiclone), marketed by Dainippon-Sumitomo Pharma Co. Ltd. and Rozerem® (ramelteon), marketed by Takeda Pharmaceuticals Company Limited, can similarly treat middle of the night awakenings by providing a prophylactic dose at bedtime in order to avoid a middle of the night awakening, and short duration products such as Sonata®, which utilizes the active ingredient zaleplon and marketed by King Pharmaceuticals, Inc., have been used off-label for the as-needed treatment of middle of the night awakenings. In March 2010, Somaxon Pharmaceuticals, Inc. announced FDA approval of Silenor®, a low dose doxepin formulation intended for use at bedtime, for the treatment of both transient (short term) and chronic (long term) insomnia characterized by difficulty with sleep maintenance in both adults and elderly patients. In clinical trials, Silenor® demonstrated maintenance of sleep into the 7th and 8th hours of the night, with no meaningful evidence of next day residual effects. Somaxon recently announced that it entered into an agreement with a third party to provide for a contract sales force to promote Silenor® in the United States and plans to launch the product in September 2010. In January 2010, Vanda Pharmaceuticals Inc. received an orphan drug designation from the FDA for VEC-162 (tasimelteon), a melatonin agonist similar to ramelteon, for treatment of non-24 hour sleep/wake disorder in blind individuals without light perception. Vanda may seek approval for additional, broader insomnia indications for this product, or such product, if approved by the FDA, may be used off-label to treat other insomnia indications. Other drugs, such as the antidepressant generic trazodone, are also widely prescribed off-label for the treatment of insomnia.

Other companies may develop products to compete with Intermezzo®.

We are aware of several products currently in development which are seeking indication statements from the FDA for the treatment of middle of the night awakenings. Neurocrine Biosciences, Inc. received an approvable letter, pending additional clinical and pre-clinical studies, from the FDA for its product candidate, indiplon, proposed to be used for sleep initiation and middle of the night dosing. NovaDel Pharma, Inc. has announced that it commenced development of a low-dose version of Zolpimist™ for the treatment of middle of the night awakenings with the intent to enter such product candidate into clinical trials, and Somnus Therapeutics Inc. has indicated that it is similarly targeting treatment of middle of the night awakenings with development of its controlled-release zaleplon formulation, SKP-1041. Additionally, Alexza Pharmaceuticals, Inc. announced that it is developing AZ-007, immediate release Staccato zaleplon, for its ability to treat middle of the night awakenings.

There are many other companies working to develop new products and other therapies to treat insomnia, including but not limited to Eli Lilly and Company, Merck and Co., Inc., and GlaxoSmithKline plc in conjunction with Actelion Pharmaceuticals Ltd. Several of these products are in late stage clinical trials.

Furthermore, new developments, including the development of other drug technologies and methods of treating conditions, occur in the biopharmaceutical industry at a rapid pace. Any of these developments may negatively affect the commercial prospects of Intermezzo®.

Many potential competitors, either alone or together with their partners, have substantially greater financial resources, research and development programs, clinical trial and regulatory experience, expertise in prosecution of intellectual property rights, and manufacturing, distribution and sales and marketing capabilities than us and our collaboration partner. As a result of these factors, these competitors may:

•	develop product candidates and market products that are less expensive, safer, more effective or easier to use than our current product candidates and contemplated future products;

•	commercialize competing products before Intermezzo® or other product candidates can be launched;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers and experienced sales and marketing personnel from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic collaborations; and

•	take advantage of acquisition or other opportunities more readily than us or our collaboration partner.

Governmental and third-party payors may impose restrictions or reimbursement or pricing controls that could limit product revenue.

The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means may reduce potential revenue we may receive from sales of Intermezzo®, if approved. In particular, third-party insurance coverage may not be available to patients for Intermezzo® or our other products, especially in light of the availability of low-cost generic zolpidem therapeutics, regardless of the fact that such products are not specifically designed or indicated to specifically treat middle of the night awakening. Government and third-party payors could also impose price controls and other conditions that must be met by patients prior to providing coverage for use of our products. For example, insurers may establish a “step-edit” system that requires a patient to utilize a lower price alternative product prior to becoming eligible for reimbursement of a higher price product. If government and third-party payors do not provide adequate coverage and reimbursement levels for our products, or if price controls, prior authorization or step-edit systems are enacted, our product revenue will suffer.

Negative publicity and documented side effects concerning products used to treat patients in the insomnia market may harm commercialization of Intermezzo® or our other product candidates.

Products containing zolpidem, the active ingredient in Intermezzo®, are widely marketed. Zolpidem use has been linked to negative effects, such as sleepwalking and amnesia, and has the potential to cause physical or psychological dependence. Furthermore, zolpidem is classified as a Schedule IV substance under the Comprehensive Drug Abuse and Prevention Control Act of 1970, and is subject to certain packaging, prescription and purchase volume limitations. There can be no assurance that additional negative publicity or increased governmental controls on the use of zolpidem or other compounds used in products for the insomnia market would not inhibit or prevent commercialization of Intermezzo® or our other product candidates. Furthermore, negative publicity concerning zolpidem and other hypnotic pharmaceuticals could cause the FDA to make approval of new products for the insomnia market more difficult, by requiring additional or different non-clinical or clinical studies or taking other actions, out of safety or other concerns, or could lead to reduced consumer usage of sleep aids, including zolpidem products and Intermezzo®.

Even if our product candidates receive regulatory approval, they will be subject to ongoing regulatory requirements and may face regulatory or enforcement action.

Any product candidate for which we receive regulatory approval, together with related third-party manufacturing facilities and processes, post-approval clinical data, and advertising and promotional activities for the product, will be subject to significant review, oversight and ongoing and changing regulation by the FDA and other regulatory agencies. Failure to comply with regulatory requirements may subject us to administrative and judicially-imposed sanctions. These may include warning letters, adverse publicity, civil and criminal penalties, injunctions, product seizures or detention, product recalls, total or partial suspension of production, and refusal to approve pending product marketing applications.

Even if we receive regulatory approval to market a particular product candidate, the approval could be conditioned on our conducting additional costly post-approval studies or could limit the indicated uses included in our labeling. Moreover, the product may later cause adverse effects that limit or prevent its widespread use, force us to withdraw it from the market or impede or delay the ability to obtain regulatory approvals in additional countries.

The FDA has also requested that all manufacturers of sedative-hypnotic pharmaceutical products modify their product labeling to include strong language concerning potential risks. These risks include severe allergic reactions and complex sleep-related behaviors, which include sleep-driving. The FDA also recommended that pharmaceutical manufacturers conduct clinical studies to investigate the frequency with which sleep-driving and other complex behaviors occur in association with individual drug products. We have not conducted such studies, and it is unclear how and to what extent, if any, these requests and recommendations will affect Intermezzo® or our other product candidates.

If manufacturers supplying our product candidates fail to produce in the volumes and quality that are required on a timely basis, or to comply with stringent regulations applicable to pharmaceutical manufacturers, there may be delays in the development and commercialization of, or an inability to meet demand for, our products, if any, and we may lose potential revenue.

We do not manufacture our product candidates, and we do not plan to develop the capacity to do so. We have a primary manufacturing and supply agreement with Patheon, Inc. to manufacture a commercial supply of Intermezzo®. We also have agreements with Mikart, Inc. to qualify it as a backup commercial supplier of finished product, as well as a backup commercial manufacturer of a key excipient used in the manufacture of Intermezzo®. We currently have arrangements to use Anderson Packaging, Inc. as a primary packager of Intermezzo® and Sharp Corporation to supply sample packaging. We plan to amend our agreements with Anderson and Sharp or enter into packaging and supply agreements with new suppliers as we plan to change the packaging of Intermezzo®. We rely upon SPI Pharma, Inc. as a supplier for certain key excipients contained within Intermezzo®, for one of such excipients, Pharmaburst®, as the sole source, and upon Plantex USA, Inc. as our sole source for a special form of zolpidem tartrate. These agreements have set terms of duration, some of which automatically renew for successive one or three year periods. The first to expire among these agreements, the Packaging and Supply Agreement with Anderson Packaging, Inc., has a term that ends in September of 2011, although such agreement automatically renews for one-year periods thereafter. Purdue is similarly dependent on these manufacturers for the commercial supply of Intermezzo® and has entered into direct agreements with certain of such manufacturers in connection with entry into the Collaboration Agreement that would take effect soon after an FDA approval of Intermezzo® if Purdue elects to continue with our collaboration. Any of the risks that we face with respect to these manufacturers are therefore similarly applicable to Purdue, and the realization of these risks by Purdue would have a significant impact on Purdue commercialization efforts and our ability to generate revenue under the Collaboration Agreement.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Third-party manufacturers and key suppliers may not perform as agreed, may terminate their agreements, or may experience manufacturing difficulties due to resource constraints or as a result of labor disputes, unstable political environments at foreign facilities or financial difficulties. For example, our supplier of zolpidem tartrate with its manufacturing facility in Israel may face geopolitical risk that could prevent it from providing supplies from such facility. Additionally, third-party manufacturers and key suppliers may become subject to claims of infringement of intellectual property rights of others, which could cause them to incur substantial expenses, and, if such claims were successful, could cause them to incur substantial damages or cease production of our products or product components. For example, SPI, the sole supplier of Pharmaburst®, a key excipient used in Intermezzo®, is the defendant in a lawsuit alleging patent infringement that may involve Pharmaburst®. In addition, several of our suppliers have only one facility qualified to supply key components of Intermezzo®, and transferring such supply to an alternate site could take substantial time and resources. Any interruption of supply from such facilities could materially impair our ability to manufacture and generate revenue from Intermezzo®. These manufacturers and suppliers may also choose, or be required, to seek licenses from the claimant, which may not be available on acceptable terms or at all. If these manufacturers or key suppliers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, ability to launch Intermezzo® or any other product candidate, if approved, would be jeopardized. Even if we were able to launch a product, these difficulties could cause increases in the prices we or our collaborators pay for supply of such product and its components which could substantially hinder or prevent commercialization efforts.

In addition, all manufacturers and suppliers of pharmaceutical products must comply with current Good Manufacturing Practice, or cGMP, requirements enforced by the FDA through its facilities inspection program. The FDA is likely to conduct inspections of third-party manufacturer and key supplier facilities as part of its review of any of our NDAs. If third-party manufacturers and key suppliers are not in compliance with cGMP requirements, it may result in a delay of approval, particularly if these sites are supplying single source ingredients required for the manufacture of Intermezzo®. These cGMP requirements include quality control, quality assurance and the maintenance of records and documentation. Furthermore, regulatory qualifications of manufacturing facilities are applied on the basis of the specific facility being used to produce supplies. As a result, if one of these manufacturers shifts production from one facility to another, the new facility must go through a complete regulatory qualification process and be approved by regulatory authorities prior to being used for commercial supply. Manufacturers may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to a third-party manufacturer or key supplier failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for our product candidates and, even if such approval is obtained, any resulting products may not be successfully commercialized.

There are no alternate manufacturers qualified at this time with respect to the commercial supply of Intermezzo®, nor are there alternate manufacturers identified or qualified with respect to the commercial supply of several of the key ingredients and packaging materials used in Intermezzo®. If manufacturers are required to be changed, prior approval by the FDA and comparable foreign regulators will be required. In addition, we or Purdue would likely have to incur significant costs and expend significant efforts to educate the new manufacturer with respect to, or to help the new manufacturer independently develop, the processes necessary for production. Manufacturing and supply switching costs in the pharmaceutical industry can be very high, and switching manufacturers or key suppliers can frequently take 12 to 18 months to complete, although in certain circumstances such a switch may be significantly delayed or prevented by regulatory and other factors.

Any of these factors could cause the delay or suspension of regulatory submissions, required regulatory approvals or commercialization of Intermezzo® or any other product candidate that we develop, entail higher costs or result in an inability to effectively commercialize our products, if any are approved. Furthermore, if manufacturers fail to deliver the required commercial quantities of raw materials, including the active pharmaceutical ingredient, key excipients or finished product on a timely basis and at commercially reasonable prices, we or our strategic partners would be unable to meet demand for our products and we would lose potential revenue.

We rely on third parties to conduct our non-clinical and clinical trials. If these third parties do not perform as contractually required or otherwise expected, we may not be able to obtain regulatory approval for our product candidates.

We do not currently conduct non-clinical and clinical trials on our own, and instead rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to assist us with our non-clinical and clinical trials. We, and our third parties, are also required to comply with regulations and standards, commonly referred to as Good Clinical Practice, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. If these third parties do not successfully carry out their duties with regard to Intermezzo® or TO-2061 development or fail to successfully carry out their duties to us as they relate to meeting future regulatory obligations or expected deadlines, if the third parties need to be replaced, or if the quality or accuracy of the data these third parties obtained during the development of Intermezzo®, TO-2061 or future product candidates is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our non-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for Intermezzo® or other product candidates.

We may face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit such candidate’s commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. We are also obligated under certain circumstances to indemnify suppliers and others with whom we have contractual relationships for product liability claims such entities might incur with respect to our products and product candidates. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenue; and

•	the inability to commercialize our product candidates.

Although we currently have product liability insurance coverage for our clinical trials with limits that we believe are customary and adequate to provide us with coverage for foreseeable risks associated with our development efforts, this insurance coverage may not reimburse us or may be insufficient to reimburse us for the actual expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for Intermezzo®, but we may be unable to obtain such product liability insurance on commercially reasonable terms.

We depend on key personnel and if we are not able to retain them our business will suffer.

We are highly dependent on the principal members of our management and scientific staff, including but not limited to Glenn A. Oclassen, our President and Chief Executive Officer, and Nikhilesh N. Singh, Ph.D., our Senior Vice President and Chief Scientific Officer. The competition for skilled personnel among biopharmaceutical companies in the San Francisco Bay Area is intense and the employment services of our scientific, management and other executive officers may be terminated at-will. If we lose one or more of these key employees, our ability to implement and execute our business strategy successfully could be seriously harmed. Replacing key employees may be difficult and may take an extended period of time because of the limited number of individuals in the biopharmaceutical industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. We do not carry key man life insurance on any of our key personnel other than Dr. Singh.

The commercial success, if any, of Intermezzo® and TO-2061 depends, in part, on the rights we are seeking through certain patent applications.

The potential commercial success of Intermezzo® depends in part on two issued patents from the U.S. Patent and Trademark Office, or USPTO, covering the formulation of Intermezzo® and patents that may issue covering methods of use of zolpidem. In addition, we have pending certain foreign equivalent patent applications with respect to formulations and manufacture of zolpidem for use in treatment of middle of the night awakening. We also have a pending application covering methods of treating OCD with ondansetron, as well as an application covering combinations and methods of use of ondansetron in conjunction with atypical antipsychotic drugs.

There can be no assurance that our pending patent applications and applications we may file in the future, or those applications we may license from third parties, will result in patents being issued in a timely manner, or at all. Even if patents issue, the claims in such patents may not issue in a form that will be advantageous to us, may not encompass Intermezzo®, TO-2061 or our other product candidates and their unique features, and may not provide us with proprietary protection or competitive advantages. For instance, with Intermezzo®, competitors may be able to engineer around our formulation patent applications with alternate formulations that deliver therapeutic effects similar to potential products covered by our zolpidem formulation patent applications. Other drug companies may also be able to develop generic versions of our products if we are unable to maintain our proprietary rights. For example, drug makers may attempt to introduce low dose zolpidem or ondansetron products similar to our products immediately after the expiration of Hatch-Waxman marketing exclusivity and prior to the expiration of patents that may be issued relating to our respective products. Furthermore, among other limitations, the method of use patent applications that have been filed to encompass Intermezzo® are limited in scope to certain uses of zolpidem, so potential competitors could develop similar products using active pharmaceutical ingredients other than zolpidem. Any patents that have been allowed, we have obtained or do obtain may be challenged by re-examination, opposition, or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid.

The active, and many of the inactive, ingredients in Intermezzo® and TO-2061, including generically manufactured zolpidem and ondansetron, respectively, have been known and used for many years and, therefore, are no longer subject to patent protection. Accordingly, certain of our patents for Intermezzo® are directed to the particular formulations of its ingredients. Also, for both Intermezzo® and TO-2061, we have patent applications that are directed toward new uses of such compounds. Although we believe our formulations and the use of our product candidates are patentable, and patents arising from such product candidates will provide a competitive advantage, such patents may not prevent others from marketing formulations using the same active and inactive ingredients in similar but different formulations. Moreover, if our patents were successfully challenged and ruled to be invalid, we would be exposed to a greater risk of direct competition.

Failure to obtain effective patent protection for Intermezzo®, TO-2061 and our other product candidates would allow for products to be marketed by competitors that would undermine sales, marketing and collaboration efforts for our product candidates, and reduce or eliminate our revenue. In addition, both the patent application process and the process of managing patent disputes can be time consuming and expensive.

If we are unable to maintain and enforce our proprietary rights, we may not be able to compete effectively or operate profitably.

Our commercial success will depend, in part, on obtaining and maintaining patent protection, trade secret protection and regulatory protection of our proprietary technology and information as well as successfully defending against third-party challenges to our proprietary technology and information. We will be able to protect our proprietary technology and information from use by third parties only to the extent that we have valid and enforceable patents, trade secrets or regulatory protection to cover them and we have exclusive rights to utilize them.

Our commercial success will continue to depend in part on the patent rights we own, the patent rights we have licensed, the patent rights of our suppliers and the patent rights we plan to obtain related to future products we may market. Our success also depends on our and our licensors’ and suppliers’ ability to maintain these patent rights against third-party challenges to their validity, scope or enforceability. Further, we do not fully control the patent prosecution of the patents and patent applications we have licensed. There is a risk that licensors to us will not devote the same resources or attention to the prosecution of the licensed patent applications as we would if we controlled the prosecution of the patent applications, and the resulting patent protection, if any, may not be as strong or comprehensive as if we had prosecuted the applications ourselves. The patent positions of biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by pending patent applications and issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications or any pending patent applications of our licensors will result in issued patents;

•

our patents, if issued, and the issued patents of our licensors may not provide a basis for commercially viable products, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we seek to protect confidential information, in part, by confidentiality agreements with our employees, consultants, contractors, or scientific and other advisors, they may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets.

If we are not able to defend the patent or trade secret protection position of our technologies and product candidates, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales, if any, to justify the cost of development of our product candidates and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of other parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Although we believe that we would have valid defenses to allegations that our current product candidates, production methods and other activities infringe the valid and enforceable intellectual property rights of any third parties of which we are aware, we cannot be certain that a third party will not challenge our position in the future. Other parties may own patent rights that might be infringed by our products or other activities, or other parties may claim that their patent rights are infringed by excipients manufactured by others and contained in our products. For example, SPI, the sole supplier of Pharmaburst®, a key excipient used in Intermezzo®, is the defendant in a lawsuit that alleges that certain of SPI’s products infringe one or more patents of a third party. Although not specifically identified in the original complaint, subsequent press releases have indicated that Pharmaburst® products allegedly infringe such patents. SPI has informed us that the third party’s patent rights are not infringed by Pharmaburst® and that it intends to defend its rights vigorously. However, because Pharmaburst® is a key excipient in Intermezzo®, the interruption of supply of Pharmaburst® through an injunction or through voluntary cessation of production could materially harm our ability to supply Intermezzo®. There has been, and we believe that there will continue to be, significant litigation and demands for licenses in the life sciences industry regarding patent and other intellectual property rights. Competitors or other patent holders may assert that our products and the methods we employ are covered by their patents. These parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages or possibly prevent us from commercializing our product candidates. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be non-exclusive, which would give competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

These risks of intellectual property infringement are similarly faced by our suppliers and collaborators, which could hinder or prevent them from manufacturing or commercializing our products.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

In the event a competitor infringes upon one of our patents or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

The pharmaceutical industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. We could therefore become subject to litigation that could be costly, result in the diversion of management’s time and efforts, and require us to pay damages. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that they own U.S. or foreign patents containing claims that cover our products, components of our products, or the methods we employ in making or using our products. In addition, we may become a party to an interference proceeding declared by the USPTO to determine the priority of inventions. Because patent applications can take many years to issue, and in many instances, at least 18 months to publish, there may be applications now pending of which we are unaware, which may later result in issued patents that contain claims that cover our products. There could also be existing patents, of which we are unaware, that contain claims that cover one or more components of our products. As the number of participants in our industry increases, the possibility of patent infringement claims against us also increases.

Any interference proceeding, litigation, or other assertion of claims against us may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be required to pay substantial damages and/or royalties and could be prevented from selling our products unless we could obtain a license or were able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may be unable to make, use, sell, or otherwise commercialize one or more of our products. In addition, if we are found to willfully infringe, we could be required to pay treble damages, among other penalties.

If we fail to comply with our obligations in the agreements under which we license rights to products or technology from third parties, we could lose license rights that are important to our business.

We are a party to a number of agreements that include technology licenses that are important to our business and expect to enter into additional licenses in the future. For example, we hold licenses from SPI relating to key excipients used in the manufacture of Intermezzo®. If we fail to comply with these agreements, the licensor may have the right to terminate the license, in which event we and our collaboration partners would not be able to market products covered by the license, including Intermezzo®.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we ourselves have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our or a collaboration partner’s ability to develop or commercialize certain potential products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If our agreements with employees, consultants, advisors and corporate partners fail to protect our intellectual property, proprietary information or trade secrets, it could have a significant adverse effect on us.

We have taken steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, advisors and corporate partners. However, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

Our stock price is expected to be volatile.

The market price of our common stock could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. The volatility of the market price of our common stock is exacerbated by the low trading volume of our common stock and the high proportion of our shares held by insiders. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	our ability to obtain regulatory approvals for Intermezzo®, TO-2061 or other product candidates, and delays or failures to obtain such approvals;

•	the termination of key commercial partner agreements, such as our Collaboration Agreement with Purdue;

•	failure of any product candidates, if approved, to achieve commercial success;

•	issues in manufacturing approved products, if any, or product candidates;

•	the results of current and any future clinical trials of our product candidates;

•	the entry into, or termination of, key agreements, including additional commercial partner agreements;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend our intellectual property rights or defend against the intellectual property rights of others;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to the insomnia market, including with respect to other products and potential products in such market;

•	the introduction of technological innovations or new therapies that compete with our potential products;

•	the loss of key employees;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	future sales of our common stock;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Anti-takeover provisions in the Collaboration Agreement with Purdue, in our charter documents and under Delaware law could make an acquisition of us more difficult and may prevent attempts by stockholders to replace or remove management.

Provisions in the Collaboration Agreement with Purdue, certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include an agreement with Purdue that prevents Purdue from acquiring above a certain percentage of our stock and engaging in certain other activities that may lead to an acquisition of our company. Such provisions in our charter documents include a classified board of directors, a prohibition on actions by written consent of stockholders and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by stockholders to replace or remove the then-current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

We have never paid dividends on our capital stock, and do not anticipate that we will pay any cash dividends in the foreseeable future.

We have not paid cash dividends on any of our classes of capital stock to date, and our current expectation is that we will retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain, if any, as a result of holding shares of our common stock, for the foreseeable future.

Future sales of our common stock may cause our stock price to decline and impede our ability to raise capital.

Our common stock is closely held and our trading volume is low. Our executive officers, directors and their affiliates beneficially own approximately 57% of our approximately 13.4 million outstanding shares of common stock as of June 30, 2010. Significant portions of these shares are held by a small number of stockholders. In addition, two investors otherwise unaffiliated with us beneficially own an additional approximately 14% of our common stock as of June 30, 2010 based on filings made with the Securities and Exchange Commission, or SEC. The average daily trading volume of shares of our common stock on The NASDAQ Stock Market during the six months ended June 30, 2010 was less than 30,000 shares.

All of our outstanding shares of common stock are freely tradable without restriction or further registration under the federal securities laws, unless held or purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. Also, some stockholders affiliated with our directors maintain rights with respect to the registration of the sale of their shares of common stock with the SEC. The shares authorized for issuance under our stock option plans and employee stock purchase plan are registered under the Securities Act and can be freely sold in the public market upon issuance, subject to restrictions imposed on our affiliates under Rule 144.

Sales into the public market by our officers, directors and their affiliates, or other major stockholders, of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of our common stock.

In addition, certain of our directors, executive officers and large stockholders may establish predetermined selling plans under Rule 10b5-1 of the Securities Exchange Act of 1934 for the purpose of effecting sales of common stock.

If any such sales occur, are expected to occur or a large number of our shares are sold in the public market, the trading price of our common stock could decline. Further, any such decline or expectation could impede our ability to raise capital in the future through the sale of equity securities under terms that are favorable to us.

The highly concentrated ownership of our common stock may prevent stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Our executive officers, directors and their affiliates beneficially own or control approximately 57% of the outstanding shares of our common stock as of June 30, 2010. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit the other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.